Exhibit 99

                         Auditor's Statement


Igene Biotechnology, Inc.
9110 Red Branch Road
Columbia, Maryland 21045

Gentlemen:

In connection with the filing of the Form 10-KSB for the fiscal year ended December 31, 2005, please be advised that we are unable to render our opinion on the financial statements by the due date of March 31, 2006. We are awaiting information necessary to complete the audit from Igene Biotechnology, Inc. but primarily its joint venture with Tate & Lyle Fermentation Products LTD.


Berenson LLP